UWHARRIE CAPITAL CORP
                                  NEWS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:          TAMARA SINGLETARY
            UWHARRIE CAPITAL CORP (704) 982-4415

DATE:                   February 15, 1999
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     Albemarle, NC -- Uwharrie Capital Corp, the bank holding company of Bank of
Stanly and The Strategic Alliance Corporation, is community oriented and emphasizes the well-being of the people in its region above profit. As a result, the Company attempts to attract investors from its region that share its view of the Company as a corporate citizen seeking financial growth and stability for its communities. At the same time, it seeks to maintain the atmosphere and dignity that have made its communities ideal places to live and raise a family.

     Uwharrie Capital Corp has announced that it has received approval from the Securities and Exchange Commission to offer up to 850,000 shares of its common stock. The common stock was offered for the first thirty days of the offering pursuant to nontransferable subscription rights to shareholders of the Company as of August 28, 1998 and, thereafter, to existing customers as of August 28, 1998, of the Bank of
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Stanly and its subsidiaries, The Strategic Alliance Corporation and BOS Agency,
Inc., and businesses in, residents of, or persons having property interests in Anson, Cabarrus, Davidson, Randolph, Richmond, Rowan, or Union Counties, North Carolina. The Company intends to use the net proceeds from the offering for such corporate purposes as (a) improving equipment and operating systems, providing new product lines, and implementing technological advances at the Company and the Bank of Stanly and its subsidiaries; (b) providing funds for internal growth and expansion at the Company and the Bank of Stanly and its subsidiaries through the hiring of new management personnel; and (c) financing de novo expansion or new acquisitions for the Bank of Stanly and its subsidiaries that complement existing operations. The offering will be made only by means of a prospectus.

      On December 31, 1998, the Board of Directors extended the Offering, until subscriptions have been accepted for all of the shares offered, or 5:00 p.m. Eastern Time on March 31, 1999, whichever is earlier.
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UWHARRIE CAPITAL CORP
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     As of January 1, 1999, Uwharrie Capital Corp had received subscriptions for
518,114 shares leaving 331,886 shares to be sold in the extension of the Offering. On that same date, the company obtained the proceeds from those subscriptions, $2,849,627, and is applying those proceeds for proper uses in the operations of the Company.

     For further information, contact the Stock Information Center at Uwharrie Capital Corp, 134 North First Street, Albemarle, North Carolina 28001, telephone number (704) 982-4415.

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